CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value $0.0001 per share	13,125,520	$23.70	$311,074,824.00	$12,225.24	(2)

(1)	These shares are represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents one Ordinary Share.
(2)	Calculated in accordance with Rule 457(o) and Rule 457(r) of the Securities Act of 1933, as amended and relates to the registration statement on Form F-3 (File No. 333 - 150824) filed by JA Solar Holdings Co., Ltd.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150824

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 12, 2008)

13,125,520 American Depositary Shares

JA Solar Holdings Co., Ltd.

Representing 13,125,520 Ordinary Shares

This is an offering from time to time of an aggregate of 13,125,520 American depositary shares, or ADSs. Each ADS represents one ordinary share of JA Solar Holdings Co., Ltd. The ADSs being offered hereby are ADSs that we will loan pursuant to ADS lending agreements to Lehman Brothers International (Europe) and Credit Suisse International, affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, respectively, which are underwriters of this offering and the concurrent offering of 4.50% Senior Convertible Notes due 2013 described below. In this prospectus supplement, we refer to such affiliates as the ADS Borrowers, these ADSs as the borrowed ADSs, these lending agreements as the ADS Lending Agreements, and the ADS loan transactions as the Registered ADS Borrow Facility.

The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs pursuant to this prospectus supplement, but we will receive from the ADS Borrowers a nominal lending fee of $0.0001 per ADS for each ADS that we loan pursuant to the ADS Lending Agreements.

Concurrently with this offering of borrowed ADSs, we are offering by means of a separate prospectus supplement and accompanying prospectus, $350 million aggregate principal amount of 4.50% Senior Convertible Notes due 2013 ($400 million aggregate principal amount if the underwriters of the offering of Senior Convertible Notes exercise their option to purchase additional Senior Convertible Notes in full). In this prospectus supplement, we refer to such Senior Convertible Notes as the Notes and such separate prospectus supplement and accompanying prospectus as the Notes prospectus supplement. In addition, in connection with the offering of Notes, we expect to enter into privately negotiated capped call option transactions, which we refer to herein as the capped call transactions. The capped call transactions are designed to reduce the potential dilution upon any conversion of the Notes.

The Registered ADS Borrow Facility is designed to facilitate privately negotiated transactions or short sales by which investors in the Notes may hedge their investments in the Notes and/or by which the counterparties to the capped call transactions will hedge the capped call transactions. Up to 6,535,208 of the borrowed ADSs offered hereby are expected to be offered on a delayed basis and used for this purpose.

Subject to certain terms of the ADS Lending Agreements, the borrowed ADSs must be returned to us by May 15, 2013, the maturity date of the Notes. As a result, we believe that under the United States generally accepted accounting principles, or U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS.

Our ADSs are listed on The Nasdaq Global Market under the symbol “JASO.” On May 13, 2008 the closing sale price of our ADSs was $23.70 per ADS.

The borrowed ADSs may be offered for sale in transactions, including block sales, on The Nasdaq Global Market, in the over-the-counter market, in negotiated transactions or otherwise. 6,590,312 of the borrowed ADSs will be initially offered at $23.00 per ADS, and the remaining borrowed ADSs will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

The delivery of the 13,125,520 borrowed ADSs being offered hereby is contingent upon the completion of the offering of the Notes. We expect that delivery of the 6,590,312 borrowed ADSs being initially offered will be made concurrently with the closing of the offering of Notes.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver approximately 6,590,312 of the borrowed ADSs on or about May 19, 2008. The ADSs will be delivered to purchasers in book-entry form through The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, S.A. Luxembourg and Euroclear Bank S.A./N.A., as operator of the Euroclear System.

Joint Book-Running Managers

LEHMAN BROTHERS	CREDIT SUISSE

May 13, 2008

You should rely only on the information contained in this prospectus supplement and the related prospectus or in the documents incorporated by reference herein, or in any other offering material provided by us or the underwriters. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement may be accurate only as of its date.

In making an investment decision regarding the securities offered by this prospectus supplement, you must rely on your own examination of our company and the terms of the offering, including, without limitation, the merits and risks involved. The offering is being made on the basis of this prospectus supplement and the accompanying prospectus and any other offering material provided by us or the underwriters. Any decision to purchase ADSs being offered in this offering must be based on the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein or therein, or in any other offering material provided by us or the underwriters. No person is authorized in connection with any offering made by this prospectus supplement and the accompanying prospectus to give any information or to make any representation not contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein, or in any other offering material provided by us or the underwriters and, if given or made, any other information or representation must not be relied upon as having been authorized by us or the underwriters. The information contained in this prospectus supplement is as of the date hereof and subject to change, completion or amendment without notice. Neither the delivery of this prospectus supplement at any time nor any subsequent commitment to enter into any financing shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus supplement or in our affairs since the date of this prospectus supplement.

S-i

The information contained in this prospectus supplement has been furnished by us and other sources that we believe to be reliable. This prospectus supplement contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, for the complete information contained in those documents. All summaries are qualified in their entirety by this reference.

Numerical figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

The underwriters and we reserve the right to reject any commitment to subscribe for the ADSs, in whole or in part, and to allot to you less than the full amount of ADSs subscribed for by you.

We are making this offering subject to the terms described in this prospectus supplement.

This prospectus supplement does not constitute an offer to sell ADSs, nor a solicitation of an offer to buy ADSs, in any jurisdiction where the offering is not permitted.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-iii

CONVENTIONS APPLICABLE TO THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated, references in this prospectus supplement to:

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this annual report only, Taiwan and the special administrative regions of Hong Kong and Macau;

•

“conversion efficiency” are to the ability of solar power products to convert sunlight into electricity; “conversion efficiency rate” is commonly used in the solar power industry to measure the percentage of light energy from the sun that is actually converted into electricity;

•	“cost per watt” and “price per watt” are to the cost and price of solar power products, respectively, relative to the number of watts of electricity a solar power product generates;

•

“JA Solar,” “we,” “us,” “the company,” “our company” and “our” are to JA Solar Holdings Co., Ltd. and, unless otherwise indicated or as the context may otherwise require, its predecessor entities and its consolidated subsidiaries;

•	“JA BVI” are to JA Development Co., Ltd., our directly wholly-owned subsidiary, a British Virgin Islands company;

•	“JA Fengxian” are to Shanghai JA Solar Technology Co., Ltd., our indirectly wholly-owned subsidiary in Shanghai, China;

•	“JA Hebei” are to JingAo Solar Co., Ltd., our predecessor and indirectly wholly-owned subsidiary in China;

•	“JA Hong Kong” are to JA Solar Hong Kong Limited, our directly wholly-owned subsidiary in Hong Kong;

•	“JA USA” are to JA Solar USA Inc., our indirectly wholly-owned subsidiary in California, U.S.A.;

•	“JA Yangzhou” are to JA Solar Technology YangZhou Co., Ltd., our indirectly wholly-owned subsidiary in Jiangsu, China;

•	“JA Zhabei” are to Shanghai JA Solar PV Technology Co., Ltd., our indirectly wholly-owned subsidiary in Shanghai, China;

•	“Jinglong BVI” are to Jinglong Group Co., Ltd., a British Virgin Islands company and our largest shareholder;

•	“Jinglong Group” are to Jinglong Industry and Commerce Group Co., Ltd. and its consolidated subsidiaries. Jinglong Group is controlled by the shareholders of Jinglong BVI;

•	“photovoltaic effect” are to a process by which sunlight is converted into electricity;

•

“rated manufacturing capacity” are to the total amount of solar power products that can be made by a manufacturing line per annum operating at its maximum possible rate and is measured in megawatts, or MW;

•	“RMB” and “Renminbi” are to the legal currency of the PRC;

•	“US$,” “$” and “U.S. dollars” are to the legal currency of the United States;

•	“voltage” or “volts” are to the rating of the amount of electrical pressure that causes electricity to flow in the power line; and

•	“watts” are to the measurement of total electrical power, where “kilowatts” or “KW” means one thousand watts and “megawatts” or “MW” means one million watts.

S-iv

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” and “Use of Proceeds.” These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the worldwide demand for electricity and the market for solar energy;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental incentives for the deployment of solar energy;

•	our beliefs regarding the solar power industry revenue growth;

•	our expectations with respect to advancements in our technologies;

•	our beliefs regarding the low-cost advantage of solar cell production in China;

•	our beliefs regarding the competitiveness of our solar power products;

•	our expectations regarding the scaling of our solar power capacity;

•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our expectations with respect to our ability to secure raw materials in the future;

•	our expectations with respect to our ability to develop relationships with customers in our target markets;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of solar power products and conventional energy suppliers.

This prospectus supplement also contains data related to the solar power market worldwide and in China. These market data include projections that are based on a number of assumptions. The solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the solar power market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may be materially different from the projections based on these assumptions. Therefore, you should not rely upon forward-looking statements as predictions of future events.

S-v

The forward-looking statements made in this prospectus supplement relate only to events or information as of the date on which the statements are made in this prospectus supplement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement and the accompanying prospectus, as well as all the documents that we reference in this prospectus supplement and have filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

S-vi

SUMMARY

You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-12 and the audited consolidated financial statements and the related notes thereto and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We were incorporated in May 2005 and commenced commercial operations in April 2006. We believe we are one of the leading manufacturers of high-performance solar cells based in China as measured by solar cell production in 2007.

We are focused on solar cell design and manufacturing, a stage in the solar power industry value chain that we believe has a significant amount of technology value added which results in higher profit potential and higher barriers to entry. We design, manufacture and market high-performance solar cells, which are made from specially processed silicon wafers. We sell our products to solar module manufacturers who assemble and integrate our solar cells into modules and systems and convert sunlight into electricity through a process known as the photovoltaic effect. Solar cells are the key components of solar modules. Solar modules and systems that incorporate our products are distributed globally, including to end-customers in China, Germany, South Korea, Spain, Sweden, and the United States.

With our experienced technical and production teams, we reached full production capacity on our first manufacturing line in July 2006. We have since added additional manufacturing lines and are building new lines which we expect will, upon their expected completion, significantly increase our yearly production capacity. In aggregate, we expect our production capacity to reach 500 MW per annum by the end of 2008. We are also building a new research and development center in Yangzhou, China.

Access to supplies of silicon wafers, the most important raw material for manufacturing solar cells, is crucial to the success of solar cell manufacturers, including us. We have entered into long term wafer supply contracts with, among others, Jinglong Industry and Commerce Group Co., Ltd., which is owned by the shareholders of our largest shareholder, Jinglong Group Co., Ltd., as well as M.SETEK Co., Ltd., or M.SETEK, Jiangsu Shunda Semiconductor Development Co., Ltd., ReneSola Ltd. and Jiangsu Zhongneng Silicon Technology Development Co., Ltd., a subsidiary of GCL Silicon Technology Holdings Ltd. To further mitigate the industry-wide shortage of polysilicon, we have also entered into a 12-month polysilicon supply agreement with M.SETEK, under which polysilicon deliveries to us began in January 2008. In addition, to protect against supply shortfalls due to delays or failures by our suppliers to deliver amounts specified under these contracts, we actively engage in discussions with other potential suppliers to secure additional supplies of silicon wafers and/or polysilicon materials.

For information regarding recent developments in our business, please see “— Recent Developments” in this Summary.

We are a publicly traded Cayman Islands company. Our ADSs representing our ordinary shares are listed on the NASDAQ Global Market under the symbol “JASO.” Our headquarters and principal executive offices are located at Jinglong Group Industrial Park, Jinglong Street, Ningjin, Hebei Province 055550, the People’s Republic of China. Our telephone number at this address is (86) 319-580-0760 and our website address is http://www.jasolar.com. Information contained in or linked to from our website does not constitute part of this prospectus.

The Offering

The following summary contains basic information about our borrowed ADSs being offered. It may not contain all the information that is important to you. For a more complete understanding of our ADSs, please see “Description of Share Capital” and “Description of American Depositary Shares” in the accompanying prospectus.

Issuer	JA Solar Holdings Co., Ltd., a company incorporated under the laws of the Cayman Islands with limited liability.

Borrowed ADSs offered	Up to 13,125,520 borrowed ADSs, of which 6,590,312 of these borrowed ADSs will be initially offered at $23.00 per ADS and the remaining borrowed ADSs will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices.

ADSs to be outstanding immediately after this offering	Up to 121,290,020 ADSs.

ADSs	Each ADS represents one ordinary share, par value $0.0001 per share, that will be held on deposit with The Hongkong and Shanghai Banking Corporation Limited, as custodian for The Bank of New York, as depositary. As an ADS holder, you will not be treated as one of our shareholders. You will have rights as provided in the deposit agreement. Under the deposit agreement, you may instruct the depositary to vote the ordinary shares underlying your ADSs. You must pay a fee for each issuance or cancellation of an ADS, distribution of securities by the depositary or any other depositary service. For more information about our ADSs, see “Description of American Depositary Shares” in the accompanying prospectus and the deposit agreement, which is an exhibit to the registration statement that includes this prospectus supplement and the accompanying prospectus.

Ordinary shares to be outstanding immediately after this offering	Up to 167,481,020 ordinary shares (including up to 13,125,520 ordinary shares represented by borrowed ADSs offered hereby).

Nasdaq symbol for our ADSs	Our ADSs are listed on The Nasdaq Global Market under the symbol “JASO.”

Use of proceeds	The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs pursuant to this prospectus supplement, but we will receive from the ADS Borrowers a nominal lending fee of $0.0001 per ADS for each ADS that we loan pursuant to the ADS Lending Agreements. See “Description of the Registered ADS Borrow Facility.”

Dividend policy	We do not intend to pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings for use in the operation and expansion of our business. Our board of directors has complete discretion as to whether we will pay dividends in the future subject to approval by our shareholders.

Dividends and other distributions	The depositary agrees to pay you any cash dividend or other distribution it receives on our ordinary shares or other deposited securities after deducting its fees and expenses.

Deposit and withdrawal of our ordinary shares	The depositary will issue ADSs, subject to the satisfaction of certain conditions, if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. You may turn in your ADSs at the depositary’s corporate trust office and, upon payment of its fees and expenses and of any taxes or charges, the depositary will deliver the underlying ordinary shares and any distributions thereon to an account designated by you.

Risk factors	You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus entitled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the ADSs.

Concurrent offering	Concurrently with this offering of borrowed ADSs, we are offering, by means of the Notes prospectus supplement, $350 million aggregate principal amount of Notes ($400 million aggregate principal amount if the underwriters of the offering of Notes exercise their option to purchase additional Notes in full). See “Concurrent Offering of Senior Convertible Notes” for a description of the offering of Notes.

Capped call transactions	In connection with the offering of Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon the conversion of the Notes with affiliates of the underwriters of this offering. We expect to use a portion of the proceeds from the sale of the Notes to enter into the capped call transactions. These capped call transactions are expected to reduce the potential dilution upon conversion of the Notes to the extent described in “Description of Capped Call Transactions.”

If the underwriters of the offering of Notes exercise their option to purchase additional Notes to the extent they sell more than $350 million aggregate principal amount of Notes, we expect to use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes.

In connection with hedging these transactions, we have been advised by the counterparties (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the ADSs being offered hereby and purchase our ADSs in secondary market transactions shortly after the pricing of the ADSs being offered hereby. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the ADSs offered hereby.

In addition, we have been advised by the counterparties (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). These activities could have the effect of increasing, preventing a decline in, or adversely impacting the price of our ADSs and our Notes.

For a discussion of the impact of any market or other activity by the counterparties (and/or their affiliates) in connection with the capped call transactions, see “Risk Factors—Risks Relating to Our Ordinary Shares and Our ADSs—The capped call transactions may affect the value of our ADSs,” “Description of Capped Call Transactions” and “Underwriting.”

Summary Historical Consolidated Financial Data

You should read the summary historical consolidated financial data set forth below in conjunction with “Operating and Financial Review of Prospects” and the consolidated financial statements and the related notes included in our annual report on Form 20-F for the fiscal year ended December 31, 2007, which is incorporated by reference in the prospectus accompanying this prospectus supplement. The summary consolidated financial data presented below as of December 31, 2005, 2006 and 2007 and for the period from inception (May 18, 2005) to December 31, 2005 and the years ended December 31, 2006 and 2007 have been prepared in accordance with U.S. GAAP and are derived from our audited consolidated financial statements.

	From inception to December 31, 2005	Year ended December 31,
		2006	2007
	(in millions, except for share and per share data)
	RMB	RMB	RMB	US$(1)
Consolidated Statements of Operations Data:
Net revenues
Solar products to third parties	—	565.3	2,532.4	347.2
Solar products to related parties	—	131.2	62.2	8.5
Solar cells processing	—	—	99.1	13.6

Total revenues	—	696.5	2,693.7	369.3

Cost of revenues
Solar products	—	(524.2)	(2,066.6)	(283.3)
Solar cells processing	—	—	(26.2)	(3.6)
Total cost of revenues	—	(524.2)	(2,092.8)	(286.9)

Gross profit	—	172.3	600.9	82.4

Selling, general and administrative expenses	(2.6)	(39.7)	(150.3)	(20.6)
Research and development expenses	(0.4)	(1.3)	(4.2)	(0.6)

Total operating expenses	(3.0)	(41.0)	(154.5)	(21.2)

Income/ (loss) from operations	(3.0)	131.3	446.4	61.2

Interest expense	—	(5.1)	(6.6)	(0.9)
Interest income	0.04	0.8	62.6	8.6
Foreign exchange gain/(loss)	(0.1)	1.3	(112.8)	(15.5)
Other income	—	0.1	5.2	0.7

Income/ (loss) before income taxes	(3.1)	128.4	394.8	54.1
Income tax benefit	—	—	5.6	0.8

Net income/ (loss)	(3.1)	128.4	400.4	54.9

Preferred shares accretion	—	(1.6)	(0.5)	(0.1)
Preferred shares beneficial conversion charge	—	(34.7)	—	—
Allocation of net income to participating preferred shareholders	—	(5.7)	(1.7)	(0.2)
Net income/ (loss) available to ordinary shareholders.	(3.1)	86.4	398.2	54.6

	From inception to December 31, 2005	Year ended December 31,
		2006	2007
	(in millions, except for share and per share data)
	RMB	RMB	RMB	US$(1)
Net income/ (loss) per share:
Basic	(0.04)	1.08	2.96	0.41
Diluted	(0.04)	1.08	2.93	0.40
Weighted average number of shares outstanding:
Basic	80,000,000	80,000,000	134,525,226	134,525,226
Diluted.	80,000,000	80,166,178	136,721,772	136,721,772
Consolidated Statements of Cash Flows Data:
Cash flows (used in) or provided by
Operating activities	(1.6)	(61.8)	(1,146.5)	(157.2)
Investing activities	(38.0)	(107.6)	(1,232.6)	(169.0)
Financing activities	50.7	254.8	3,519.6	482.6
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.6)	(91.3)	(12.5)

	As of December 31,
	2005	2006	2007
	(in millions, except for share and per share data)
	RMB	RMB	RMB	US$(1)
Consolidated Balance Sheet Data:
Cash and cash equivalents	11.0	95.8	1,145.0	157.0
Available-for-sale securities	—	—	803.1	110.1
Account receivable from third party customers	—	47.7	28.9	4.0
Account receivable from related party customers	—	—	24.7	3.4
Inventories	—	154.7	157.3	21.6
Advance to related party supplier	—	39.8	389.9	53.4
Advance to third party supplier	—	1.6	898.7	123.2
Other current assets	0.4	6.7	42.3	5.8
Deferred tax assets	—	—	1.2	0.2
Total current assets	11.4	346.3	3,491.1	478.7
Property and equipment, net	39.4	139.4	532.0	72.9
Intangible asset, net	8.3	7.2	6.7	0.9
Deferred tax assets	—	—	4.4	0.6
Advances to third party supplier	—	—	536.3	73.5
Short-term bank borrowings	59.1	492.9	4,570.5	626.6
Total debt	—	150.0	200.0	27.4
Total liabilities	2.5	187.1	434.0	59.5
Preferred shares	—	110.0	—	—
Total shareholders’ equity	56.6	195.8	4,136.5	567.1

	From inception to December 31, 2005	Year ended December 31,
		2006	2007
Other Consolidated Financial Data (in percentages)
Gross margin	—	24.7%	22.3%
Operating margin	—	18.8%	16.6%
Net margin	—	18.4%	14.9%

Selected Operating Data
Products sold (in million units)	—	10.9	54.8
Products sold (in MW)	—	26.3	132.9
Average selling price per watt of solar cells (in RMB)	—	25.9	22.5
Average selling price per watt of solar cells (in US$)	—	3.32	3.08

(1)	Translations of RMB amounts in U.S. dollars were made at a rate of RMB 7.2946 to US$1.00, the noon buying rate for U.S. dollars in effect on December 31, 2007 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any amounts of Renminbi or U.S. dollar could be or could have been converted into each other at any particular rate or at all.

Recent Developments

The following unaudited selected interim consolidated financial data for the three months ended March 31, 2007 and 2008 and as of March 31, 2008 have been derived from our unaudited interim consolidated financial statements for the three months ended and as of March 31, 2007 and 2008. The following selected consolidated balance sheet data as of December 31, 2007 have been derived from our audited consolidated balance sheet as of December 31, 2007 which was included in our annual report on Form 20-F for the year ended December 31, 2007 that was filed with the U.S. Securities and Exchange Commission on May 9, 2008. You should read the following financial information together with our audited financial statements and the related notes as well as “Item 5—Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2007. Our unaudited interim financial statements for the three months ended March 31, 2007 and 2008 and as of March 31, 2008 reflect all adjustments, consisting only of normal and recurring adjustments, that are, in the opinion of our management, necessary for a fair presentation of our financial position and results of operations in the interim periods presented. Results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the full year. The historical results are not necessarily indicative of results to be expected in any future period.

	Three months ended March 31,
	2007	2008
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except for per share data and number of shares)
	RMB	RMB	US$(1)
Consolidated Statements of Operations Data:
Net revenues
Solar products to third parties	334,669.2	999,077.2	142,481.1
Solar products to related parties	480.5	112,106.8	15,987.9
Solar cells processing	—	10,848.6	1,547.1

Total revenues	335,149.7	1,122,032.6	160,016.1

Cost of revenues
Solar products	(266,394.8)	(882,422.1)	(125,844.6)
Solar cells processing	—	(3,752.8)	(535.2)

Total cost of revenues	(266,394.8)	(886,174.9)	(126,379.8)

Gross profit	68,754.9	235,857.7	33,636.3

Selling, general and administrative expenses	(9,772.0)	(69,605.1)	(9,926.5)
Research and development expenses	(920.2)	(2,696.6)	(384.6)

Total operating expenses	(10,692.2)	(72,301.7)	(10,311.1)

Income from operations	58,062.7	163,556.0	23,325.2
Interest expense	(2,815.6)	(492.4)	(70.2)
Interest income	11,492.1	11,930.7	1,701.4
Foreign exchange loss	(6,232.7)	(38,605.4)	(5,505.6)
Change in fair value of embedded foreign exchange derivatives	—	40,722.7	5,807.6
Loss from sale of investments	—	(16,823.9)	(2,399.3)
Other income	—	3,196.7	455.9

Income before income taxes	60,506.5	163,484.4	23,315.0
Income tax expense	—	(9,016.8)	(1,286.0)

Net income	60,506.5	154,467.6	22,029.0

Preferred shares accretion	(515.2)	—	—
Preferred shares beneficial conversion charge	—	—	—
Allocation of net income to participating preferred shareholders	(1,648.0)	—	—

Net income available to ordinary shareholders	58,343.3	154,467.6	22,029.0

Net income per share:
Basic	0.53	1.00	0.14
Diluted	0.52	0.99	0.14
Weighted average number of shares outstanding:
Basic	110,279,889	154,058,500	154,058,500
Diluted	111,228,304	155,773,928	155,773,928

	As of December 31, 2007	As of March 31, 2008
		(unaudited)	(unaudited)
		(in thousands)
	RMB	RMB	US$(1)
Consolidated Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	1,145,032.9	1,450,424.7	206,848.9
Available for sale securities	803,121.4	109,636.8	15,635.6
Accounts receivable from third party customers	28,819.5	109,994.1	15,686.6
Accounts receivable from related party customers	24,730.7	82,513.5	11,767.5
Inventories	157,334.3	146,681.8	20,918.7
Advances to related party supplier	389,871.7	366,880.1	52,321.7
Advances to third party supplier	898,722.7	888,329.4	126,687.0
Other current assets	42,315.1	189,885.4	27,080.1
Deferred tax assets	1,214.2	—	—

Total current assets	3,491,162.5	3,344,345.8	476,946.1

Property and equipment, net	532,012.0	594,441.3	84,774.9
Intangible asset, net	6,687.6	6,351.6	905.8
Deferred tax asset	4,355.4	2,979.7	424.9
Advances to third party suppliers	536,332.2	495,744.2	70,699.4

Total assets	4,570,549.7	4,443,862.6	633,751.1

Liabilities And Shareholders’ Equity
Current liabilities:
Short-term bank borrowings	200,000.0	—	—
Accounts payable to third parties	10,119.2	35,950.4	5,127.0
Accounts payable to related parties	—	22,280.9	3,177.4
Tax payables	342.0	30,487.3	4,347.9
Advances from third party customers	70,285.9	38,724.9	5,522.7
Other payables to third parties	16,841.5	18,232.8	2,600.2
Payroll and welfare payable	6,364.4	5,779.0	824.2
Accrued expenses	15,279.8	22,104.3	3,152.4
Amounts due to related parties	113,890.2	931.5	132.8

Total current liabilities	433,123.0	174,491.1	24,884.6

Accrued warranty cost	929.2	1,144.9	163.3

Total liabilities	434,052.2	175,636.0	25,047.9

Shareholders’ equity:
Ordinary shares (US$0.0001 par value; 493,480,000 shares authorized, 154,058,500 and 154,058,500 shares issued and outstanding as of December 31, 2007 and March 31, 2008)	123.3	123.3	17.6
Additional paid-in capital	3,655,194.1	3,709,091.7	528,963.5
Statutory reserves	71,617.9	71,617.9	10,213.6
Retained earnings	417,203.2	571,670.8	81,527.5
Accumulated other comprehensive income	(7,641.0)	(84,277.1)	(12,019.0)

Total shareholders’ equity	4,136,497.5	4,268,226.6	608,703.2

Total liabilities and shareholders’ equity	4,570,549.7	4,443,862.6	633,751.1

	Three months ended March 31,
	2007	2008
Other Consolidated Financial Data (in percentages)
Gross margin	20.5%	21.0%
Operating margin	17.3%	14.6%
Net margin	18.1%	13.8%
Selected Operating Data
Products sold (in MW)	14.4	51.4
Average selling price per watt of solar cells (in RMB)	22.8	22.7

(1)	Translations of RMB amounts in U.S. dollars were made at a rate of RMB 7.0120 to US$1.00, the noon buying rate for U.S. dollars in effect on March 31, 2008 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any amounts of Renminbi or U.S. dollar could be or could have been converted into each other at any particular rate or at all.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Total Revenues. Total revenues for the three months ended March 31, 2008 were RMB 1.12 billion (US$160.0 million), representing an increase of 234.8%, compared to total revenues for the three months ended March 31, 2007 of RMB 335.1 million. The increase in our total revenues was primarily due to the increase of our solar cell sales volume as a result of our ramp-up of four 25MW manufacturing lines in August 2007, which increased our manufacturing capacity from 75 MW per annum to 175 MW per annum. We shipped approximately 51.4 MW of solar cells in the first quarter 2008, representing an increase of 256.9%, compared to 14.4 MW in the first quarter 2007. The significant increase in shipments helped to offset a slight reduction in the average selling price for our solar cells, which decreased from RMB 22.8 per watt in the first quarter 2007 to RMB 22.7 per watt in the first quarter 2008. While we had no revenues from processing solar cells for third parties in the first quarter of 2007, these revenues amounted to RMB 10.8 million in the first quarter of 2008, and represented approximately 1.0% of our total revenues in the first quarter 2008.

Cost of Revenues. Our cost of revenues increased significantly from RMB 266.4 million in the first quarter 2007 to RMB 886.2 million (US$126.4 million) in the first quarter 2008. The increase in our cost of revenue was due primarily to the increased quantity of silicon wafers that we processed as our production capacity expanded as well as an increase in the average cost of silicon wafers as a result of the rising market price of polysilicon and silicon wafers. For the first quarter 2008, cost of silicon wafers represented approximately 90.1% of our cost of revenues, which was generally in line with that of the full year 2007.

Gross Profit and Gross Margin. As a result of the foregoing, our gross profit increased from RMB 68.8 million in the first quarter 2007 to RMB 235.9 million (US$33.6 million) in the first quarter 2008, representing an increase of 243.0%. Our gross margin increased slightly from 20.5% in the first quarter 2007 to 21.0% in the first quarter 2008. Our gross margin for the full year 2007 was 22.3%.

Total Operating Expenses. Our total operating expenses increased from RMB 10.7 million in the first quarter 2007 to RMB 72.3 million (US$10.3 million) in the first quarter 2008. The increase in our total operating expenses was due primarily to significant increases in our selling, general and administrative expenses associated with our increased sales volume, as well as an increase in our research and development expenses. Total operating expenses as a percentage of our total revenue increased from 3.2% in the first quarter 2007 to 6.4% in the first quarter 2008 as we enhanced our marketing efforts in response to the increase in production capacity.

•	Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased from RMB 9.8 million in the first quarter 2007 to RMB 69.6 million (US$9.9 million) in the first quarter 2008, and as percentage of our total revenues, it increased from 2.9% in the first quarter 2007 to 6.2% in the first quarter 2008. The increase in our selling, general and administrative expenses was due primarily to increases in our selling expenses, advertising expenses associated with our increased product sales, an increased amount of salary and benefits paid to our sales and marketing personnel as a result of increased headcount, as well as an increase in the share-based compensation expenses. For the first quarter 2008, the company recognized a total of RMB 52.2 million (US$7.4 million) share-based compensation expenses relating to our stock options and RSUs granted to certain employees and consultants, as compared to RMB 2.0 million in first quarter 2007 due to an increased number of members of our senior management receiving our stock options and/or RSUs.

•

Research and Development Expenses. Our research and development expenses increased from RMB 0.9 million in the first quarter 2007 to RMB 2.7 million (US$0.4 million) in the first quarter 2008. The increase in our research and development expenses was due primarily to increases in raw material costs related to our increased research and development activities, and to a lesser extent, additional compensation and benefits for our expanded team of research and development personnel as compared to the first quarter 2007.

Interest Income. We generated interest income of RMB 11.5 million in the first quarter 2007 and RMB 11.9 million (US$1.7 million) in first quarter 2008. Our interest income was generated primarily from the net proceeds from our initial public offering in January 2007 and follow-on offering in October 2007.

Foreign Exchange Gain (Loss). We incurred a foreign exchange loss of RMB 6.2 million in the first quarter 2007 and RMB 38.6 million (US$5.5 million) in the first quarter 2008. In the first quarter 2008, we had a RMB 40.7 million (US$5.8 million) gain from a positive change in fair value of embedded foreign exchange derivatives relating to our U.S. dollar denominated purchase obligations in some of our supply agreements. The foreign exchange losses were incurred in both quarters primarily because a significant portion of our cash assets were dominated in U.S. dollars, which has been depreciating against the Renminbi since 2005.

Investment Loss. We incurred an investment loss of RMB 16.8 million (US$2.4 million) in the first quarter 2008 as a result of our disposal of certain available-for-sale securities at a loss. We hold different types of available-for-sale securities for cash management purposes and for strategic objectives. We may incur additional investment loss in the future if we choose to divest our available-for-sale securities below our cost basis.

Income Tax. We had an income tax expense of RMB 9.0 million (US$1.3 million) in the first quarter 2008 as a portion of our operating subsidiaries’ profit became subject to PRC corporate income tax.

Net Income. As a result of the cumulative effect of the above factors, our net income increased from RMB 60.5 million in the first quarter 2007 to RMB 154.5 million (US$22.0 million) in the first quarter 2008.

Balance Sheet Analysis

As of March 31, 2008, we had RMB 1,450.4 million (US$206.8 million) in cash and cash equivalents, compared to RMB 1,145.0 million as of December 31, 2007. Our cash and cash equivalents consist primarily of cash on hand and demand deposits. The increase of cash and cash equivalents was primarily due to our disposal of certain of our available for sale securities. In addition, we have repaid all of our bank borrowings in the first quarter 2008. Accounts receivables increased from RMB 53.6 million as of December 31, 2007 to RMB 192.5 million (US$27.5 million) as of March 31, 2008, primarily because we increased credit sales to customers. The level of our working capital was relatively stable, which increased slightly from RMB 3,058.0 million as of December 31, 2007 to RMB 3,169.9 million (US$452.1 million) as of March 31, 2008. Capital expenditures were RMB 69.5 million (US$9.9 million) in the first quarter 2008, as compared to RMB 101.2 million in the first quarter 2007.

RISK FACTORS

An investment in our ADSs involves risks. Before you decide to buy our ADSs, you should consider carefully all of the information in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties described below, as well as the section titled “Item 3. Key Information—D. Risk Factors” included in our 2007 annual report on Form 20-F as filed with the SEC and incorporated herein by reference and all the other documents incorporated herein by reference. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our ADSs could decline, and you could lose all or part of your investment.

Risks Relating to Our Ordinary Shares and Our ADSs

Changes in the accounting guidelines relating to the borrowed ADS could decrease our earnings per share and potentially our ADS price.

The ADS Borrowers are hereby offering up to 13,125,520 ADSs, which are being borrowed pursuant to the ADS Lending Agreements by the ADS Borrowers (which are Lehman Brothers International (Europe) and Credit Suisse International, affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, respectively, which are underwriters of this offering). The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs pursuant to this prospectus supplement, but we will receive a nominal lending fee for the use of those ADSs.

Subject to certain terms of the ADS Lending Agreements, such borrowed ADSs must be returned to us by May 15, 2013 or earlier in certain circumstances. Because the borrowed ADSs being offered hereby (or identical ADSs) must be returned to us at the end of the loan availability period under the ADS Lending Agreements or earlier in certain circumstances, we believe that, under U.S. GAAP (as in effect on the date of this prospectus supplement), the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per share. If these accounting guidelines were to change in the future, we may become required to treat the borrowed ADSs as outstanding for purposes of computing earnings per share, our earnings per share would be reduced and our ADS price could decrease, possibly significantly.

The effect of the issuance of our ADSs under this prospectus supplement may be to lower the market price of our ADSs.

The sale of borrowed ADSs under this prospectus supplement could have a negative effect on the market price of our ADSs. In addition, because the Registered ADS Borrow Facility is intended to facilitate privately negotiated transactions or short sales of our ADSs by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparties to the capped call transactions will hedge the capped call transactions, the market price of our ADSs could be further negatively affected by these short sales of our ADSs.

The capped call transactions may affect the value of our ADSs.

In connection with our concurrent offering of the Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon the conversion of Notes with counterparties that are affiliates of the underwriters of this offering. If the underwriters of the Notes exercise their option to purchase additional Notes to the extent they sell more than $350 million aggregate principal amount of Notes, we expect to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes.

In connection with establishing their initial hedge of these capped call transactions, we have been advised by the counterparties described above (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with, or shortly after, the pricing of the ADSs being offered hereby and purchase ADSs in secondary market transactions shortly after the pricing of the ADSs being offered hereby. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the ADSs being offered hereby.

In addition, we have been advised by the counterparties described above (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our ADSs will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our ADSs.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of our ADSs. In addition, we do not make any representation that the counterparties described above (and/or their affiliates) will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The capped call transactions are expected to reduce the potential dilution upon conversion of the Notes, as described in detail under “Description of Capped Call Transactions.” However, if the market value per ADS (as measured under the terms of the capped call transactions) at the time of early termination or automatic exercise (in each case, as described under “Description of Capped Call Transactions”) exceeds the cap price of the capped call transactions (as described under “Description of Capped Call Transactions”), if the capped call transactions are net share settled, the number of our ADSs we expect to receive in the early termination or automatic exercise will be capped and the anti-dilutive effect of the capped call transactions will be limited because, to the extent that the then market value per ADS exceeds the cap price of the capped call transactions, the number of ADSs we issue upon conversion of the Notes may exceed the number of ADSs delivered to us under the capped call transactions.

As a result of the concurrent offering of the Notes, we will take on a significant amount of debt. The amount and structure of this debt could, depending on market conditions that are difficult to forecast, adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes.

We will incur a significant amount of debt and substantial debt service requirements as a result of the concurrent offering of the Notes. The level and structure of such debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet payment and other obligations that arise in the course of our business;

•	increasing our exposure to additional charges, including interest expenses caused by factors such as market volatility and fluctuation in exchange rates;

•	limiting our flexibility in planning for or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors who have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes.

Our ability to meet our payment and other obligations depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us in amounts sufficient and on terms reasonable to us to support our liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations with respect to our debt, including the Notes.

The effect on our net income of the financial instruments and derivative features used to structure the Notes is uncertain.

The Notes being offered in this offering are structured using a number of sophisticated financial instruments and derivative features, including capped call transactions. See “Description of the Notes” in this prospectus supplement. The effect on our net income of these financial instruments and derivative features depends on market conditions that are difficult to forecast. As a result, we are unable to estimate with any degree of certainty the exposure of these financial instruments and derivative features on our prospective financial conditions and results of operations. Such exposure could have a material adverse effect on our financial condition and results of operations.

The market price for our ADSs has been highly volatile.

The market price for our ADSs has been, and may continue to be, highly volatile and subject to wide fluctuations. Since our ADSs became listed on the Nasdaq Global Market on February 7, 2007, the closing sale prices of our ADSs have ranged from $5.43 to $25.75 per ADS, after giving effect to the 3-for-1 ADS split we conducted in February 2008, and the closing sale price of our ADSs on May 13, 2008 was $23.70 per ADS. The price of our ADSs may continue to fluctuate in response to factors including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers, our potential customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in operational and financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other photovoltaic technology companies;

•	addition or departure of our executive officers and key research personnel;

•	fluctuations in the exchange rate between the U.S. dollar and Renminbi;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived sales of additional ordinary shares or ADSs.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Future sales of our ordinary shares or ADSs in the public market or the issuance of securities senior to our ordinary shares could adversely affect the trading price of our ADSs and our ability to raise funds in new share offerings.

Except as described under “Underwriting,” we are not restricted from issuing additional ordinary shares or ADSs. Future sales of substantial amounts of our ordinary shares or ADSs or other equity-related securities in the public market, including sales by Jinglong BVI, our largest shareholder, or members of our management or any other shareholder, or the perception that such sales could occur, could adversely affect prevailing trading prices of our ADSs and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of our ordinary shares or ADSs or the availability of our ordinary shares or ADSs for future sale, will have on the trading price of our ADSs.

Conversion of the Notes being offered concurrently may dilute the ownership interest of existing shareholders, including holders who had previously converted their Notes.

To the extent we issue ADSs upon conversion of the Notes, the conversion of some or all of the Notes will dilute the ownership interests of existing shareholders. Any sales in the public market of shares of the ADSs issuable upon such conversion could adversely affect prevailing market prices of shares of our ADSs. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our ADSs.

You will have fewer rights than holders of ordinary shares and must act through the depositary to exercise those rights.

You will not have the same rights as holders of our ordinary shares, and you may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our third amended and restated articles of association, the minimum notice period required to convene a general meeting will be ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

You may not receive dividends if it is impractical to make them available to you.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

You may be subject to limitations on transfers of your ADSs.

Your ADSs will be transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to holders of our ordinary shares, including rights to acquire our securities. However, we cannot make rights available to holders of our ADSs in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to holders of our ADSs unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings.

Our third amended and restated articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ADSs.

Our third amended and restated articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving the holders of our ordinary shares and holders of our ADSs of an opportunity to sell their ordinary shares and ADSs, as applicable, at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares (directly or in the form of ADSs). Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

Provisions of the Notes being offered concurrently could also discourage an acquisition of us by a third party.

Certain provisions of the Notes could also make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of $1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our ordinary shares and holders of our ADSs of an opportunity to sell their ordinary shares and ADSs, as applicable, at a premium over prevailing market prices.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our third amended and restated articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

USE OF PROCEEDS

The ADS Borrowers, which are affiliates of the underwriters of this offering and the concurrent offering of Notes, will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs pursuant to this prospectus supplement, but we will receive from the ADS Borrowers a nominal lending fee of $0.0001 per ADS for each ADS that we loan pursuant to the ADS Lending Agreements. This offering is being conducted in connection with the offering of our Notes and is conditioned upon the closing of the offering of the Notes.

The Registered ADS Borrow Facility, which in this prospectus supplement refers to the ADS loan transactions pursuant to the ADS Lending Agreements with the ADS Borrowers, is intended to facilitate privately negotiated transactions or short sales by which investors in the Notes being offered concurrently will hedge their investment in the Notes and/or by which the counterparties to the capped call transactions which are being entered into in connection with the offering of the Notes will hedge the capped call transactions.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2008:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) the concurrent offering of Notes and the application of the proceeds (assuming the underwriters’ option to purchase additional Notes is not exercised), before deducting the underwriting discount and estimated offering expenses, and (ii) this offering of borrowed ADSs (because we will receive no proceeds from the sale of the borrowed ADSs offered hereby, this offering is reflected below only with respect to the number of ordinary shares issued and outstanding on an as adjusted basis).

You should read this table together with our consolidated financial statements and related notes and “Operating and Financial Review and Prospects” in our annual report on Form 20-F for the fiscal year ended December 31, 2007 incorporated by reference in this prospectus supplement.

	As of March 31, 2008
	Actual		As adjusted
	RMB	US$(1)	RMB	US$
	(in thousands)		(in thousands)

Debt:
Senior Convertible Notes offered concurrently	—	—	2,454,200	350,000

Total debt	—	—	2,454,200	350,000

Shareholders’ equity:
Ordinary shares (par value US$0.0001 per share; 493,480,000 shares authorized, 154,058,500 shares issued and outstanding on an actual basis, shares issued and outstanding on an as adjusted basis)(2)	123	18	123	18
Additional paid-in capital	3,709,092	528,963	3,709,092	528,963
Statutory reserves	71,618	10,214	71,618	10,214
Retained earnings	571,671	81,527	571,671	81,527
Accumulated other comprehensive income	(84,277)	(12,019)	(84,277)	(12,019)

Total shareholders’ equity	4,268,227	608,703	4,268,227	608,703

Total capitalization	4,268,227	608,703	6,722,427	958,703

(1)	Translations of RMB amounts into U.S. dollars were made at a rate of RMB 7.0120 to US$1.00, the noon buying rate for U.S. dollars in effect on March 31, 2008 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

(2)	Ordinary shares issued and outstanding on an as adjusted basis give effect to this offering of borrowed ADSs. The borrowed ADSs will be reflected as issued and outstanding in shareholders’ equity. We believe that under U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS. See “Description of the Registered ADS Borrow Facility.”

CURRENCIES AND EXCHANGE RATES

We conduct almost all of our business operations in China in Renminbi. Solely for your convenience, unless otherwise indicated, this prospectus supplement contains translations of Renminbi amounts into U.S. dollar amounts at US$1.00 = RMB 7.0120, the noon buying rate for U.S. dollars in effect on March 31, 2008 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any amounts of Renminbi or U.S. dollar could be or could have been converted into each other at any particular rate or at all. See “Risk Factors—Risks Related to Doing Business in China—Fluctuation in the value of the Renminbi versus that of other foreign currencies may have a material adverse effect on our business and on your investment” in our annual report on Form 20-F for the fiscal year ended December 31, 2007 incorporated by reference in this prospectus. On May 9, 2008, the noon buying rate was RMB 6.9876 to US$1.00.

The following table sets forth, for the periods indicated, the noon buying rates for U.S. dollars in New York City for cable transfers in Renminbi as certified for customs purposes by the Federal Reserve Bank of New York:

	Noon buying rate
Period	Period end	Average(1)	High	Low
	(RMB per US$1.00)
2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
November	7.3850	7.4212	7.4582	7.3800
December	7.2946	7.3682	7.4120	7.2946
2008
January	7.1818	7.2405	7.2946	7.1818
February	7.1115	7.1644	7.1973	7.1100
March	7.0120	7.0722	7.1110	7.0105
April	6.9870	6.9997	7.0185	6.9840
May (through May 9)	6.9876	6.9880	7.0000	6.9815

Source: Federal Reserve Bank of New York.

(1)	Annual averages are calculated by averaging the noon buying rates on the last business day of each month or the elapsed portion thereof during the relevant period. Monthly averages are calculated using the average of the daily rates during the relevant period.

PRICE RANGE OF OUR ADSs

Our American depositary shares, or ADSs, each representing one of our ordinary shares, par value US$0.0001 per share, have been listed on the NASDAQ Global Market under the symbol “JASO,” and commenced trading on February 8, 2007. Prior to that time, there was no public market for our ADSs or ordinary shares.

The following table sets forth, for the periods indicated, the high and low closing prices of our ADSs on the NASDAQ Global Market.

		Closing price per ADS
		High	Low
		(US$)	(US$)
Before our 3-for-1 ADS Split on February 7, 2008

2007	February 8 through March 31	20.46	16.30
	April 1 through June 30	34.40	18.80
	July 1 through September 30	46.84	28.67
	October 1 through December 31	75.43	40.98
2008	January	75.07	50.83
	February (up to February 7, 2008)	56.20	46.45

After our 3-for-1 ADS Split on February 7, 2008

2008	February (from February 8, 2008)	20.34	14.29
	March	19.00	12.39
	April	25.75	18.87
	May (through May 13)	23.70	21.49

Source: Bloomberg

On February 7, 2008, our Board of Directors approved a change in the ratio of one ADS to three ordinary shares of the company to one ADS to one ordinary share of the company. Each shareholder of record at the close of business on February 6, 2008 received two additional ADSs for every ADS held on the record date. There was no change to the rights and preferences of the underlying ordinary shares. No action was required on the part of any ADS holder to effect the ratio change. As of May 13, 2008, there were 154,355,500 ordinary shares issued and outstanding. Of these 154,355,500 ordinary shares, 108,164,500 were held by ten registered holders of American depositary receipts evidencing 108,164,500 ADSs. The depositary of our ADSs is The Bank of New York.

DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and to expand our business.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

PRC regulations currently permit payment of dividends only out of accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Under current PRC laws and regulations, each of our PRC subsidiaries is required to allocate at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its respective registered capital. As of May 9, 2008, the registered capital of JA Hebei was $134.7 million, the registered capital of JA Fengxian was $7.4 million, the registered capital of JA Yangzhou was $60.0 million and the registered capital of JA Zhabei was $20.0 million. Neither the registered capital nor these reserves are distributable as cash dividends. In addition, at the discretion of its board of directors, each of our PRC subsidiaries may allocate a portion of its after-tax profits to its staff welfare and bonus funds. These reserve funds may not be distributed as cash dividends either. Further, if any of our PRC subsidiaries incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the new PRC Corporate Income Tax Law, which became effective on January 1, 2008, dividends from our PRC subsidiaries to us are ordinarily subject to a withholding tax rate of 20.0%. Pursuant to the implementation rules of this law, the withholding tax rate has been temporarily reduced to 10%; there is no clear indication as to when such reduction will expire.

CONCURRENT OFFERING OF SENIOR CONVERTIBLE NOTES

Concurrently with this offering of ADSs, we are offering, by means of the Notes prospectus supplement, $350 million aggregate principal amount of our Notes. The underwriters of the offering of Notes have a 30 day option to purchase up to an additional $50 million aggregate principal amount of Notes to the extent they sell more than $350 million aggregate principal amount of Notes in the offering of Notes.

The Notes will be convertible, at the holder’s option, based on an initial conversion rate of 32.8138 ADSs per $1,000 principal amount (equivalent to an initial conversion price of approximately $30.475 per ADS), subject to adjustment. Prior to February 15, 2013, the Notes will be convertible upon specified events and, thereafter, at any time. In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional ADSs. Upon conversion, JA Solar will have the right to deliver (i) ADSs or (ii) cash and, if applicable, ADSs.

We intend to use the net proceeds, after deducting underwriting discounts, estimated offering expenses and the cost of the capped call transactions, for the purchase and construction of manufacturing equipment and facilities, the purchase and prepayment of raw materials, working capital and other general corporate purposes.

DESCRIPTION OF CAPPED CALL TRANSACTIONS

In connection with the concurrent offering of Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon conversion of Notes with counterparties that are affiliates of the underwriters of this offering. We expect to use a portion of the proceeds from this offering to fund the cost of the capped call transactions. If the underwriters of the Notes exercise their option to purchase additional Notes to the extent they sell more than $350 million aggregate principal amount of Notes, we expect to use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes.

In connection with establishing their initial hedge of these capped call transactions, we have been advised by the counterparties described above (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the ADSs being offered hereby and to purchase ADSs in secondary market transactions shortly after the pricing of the ADSs being offered hereby. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the ADSs being offered hereby.

In addition, we have been advised by the counterparties described above (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our ADSs or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our ADSs and the value of the Notes, and as a result, the value the holder of Notes will receive upon the conversion of the Notes and, under certain circumstances, a holder’s ability to convert the Notes.

In connection with any conversion of the Notes prior to February 15, 2013, we expect to terminate a pro rata portion of each capped call transaction (we refer to such termination as an early termination). We expect the remaining portion of each capped call transaction to be automatically exercised during the conversion period beginning on the 22nd scheduled trading day immediately preceding the maturity date. Subject to the terms of the capped call transactions, we have the right to elect net share settlement or net cash settlement to apply to any such early termination or automatic exercise.

If we early terminate all or a portion of the capped call transactions, to the extent net share settlement applies, we expect to receive from the counterparties a number of our ADSs with an aggregate market value equal to the fair value of the capped call transactions or portion thereof, as the case may be, being early terminated. If all or a portion of the capped call transactions are automatically exercised and the market value per ADS (as measured under the terms of the capped call transactions) at the time of automatic exercise exceeds the strike price of the capped call transactions (which corresponds to the initial conversion price of the Notes and is subject to certain anti-dilutive or anti-concentrative adjustments) to the extent net share settlement applies, we expect to receive from the counterparties a number of our ADSs with an aggregate market value approximately equal to the product of such excess per ADS (to the extent that such excess does not exceed the difference between the cap price of the capped call transactions (which is 62.5% higher than $23.00, the price at which the borrowed ADSs are initially offered pursuant to this prospectus supplement) and the strike price of the capped call transactions) times the number of our ADSs relating to the capped call transactions or portion thereof, as the case may be, subject to the automatic exercise. As a result, whether upon early termination or automatic exercise, the capped call transactions are expected to reduce the potential dilution upon conversion of the Notes. However, if the market value per ADS (as measured under the terms of the capped call transactions) at the time of early termination or automatic exercise exceeds the cap price of the capped call transactions, the number of our ADSs we expect to receive in the early termination or automatic exercise will be capped and the anti-dilutive effect of the capped call transactions will be limited because, to the extent that the then market value per ADS exceeds the cap price of the capped call transactions, the number of ADSs we issue upon conversion of the Notes may exceed the number of ADSs delivered to us under the capped call transactions.

The capped call transactions are separate transactions entered into by us and the counterparties, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the capped call transactions.

DESCRIPTION OF THE REGISTERED ADS BORROW FACILITY

To facilitate transactions by which investors in the Notes may hedge their investment in the Notes, we have entered into ADS Lending Agreements, each dated May 13, 2008, with each of the ADS Borrowers, pursuant to which we have agreed to loan to the ADS Borrowers up to 13,125,520 of our ADSs, on the first date on which any ADSs being offered pursuant to this prospectus supplement are delivered to investors. The Registered ADS Borrow Facility may also be used in connection with hedging of the capped call transactions.

The ADS Borrowers, which are affiliates of the underwriters in this offering, will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs pursuant to this prospectus supplement, but we will receive from the ADS Borrowers a nominal lending fee of $0.0001 per ADS for each ADS that we loan pursuant to the ADS Lending Agreements.

Subject to the terms of the ADS Lending Agreements, the ADSs borrowed pursuant to the ADS Lending Agreements must generally be returned to us on the earliest of:

•	May 15, 2013;

•

the date as of which we have notified the ADS Borrowers in writing of our intention to terminate the ADS Lending Agreements at any time after the later of (x) the date on which the entire principal amount of the Notes ceases to be outstanding, and (y) the date on which the entire principal amount of any additional convertible securities of ours that we have in writing consented to permit the ADS Borrowers to hedge under the ADS Lending Agreements ceases to be outstanding, in each case, whether as a result of conversion, redemption, repurchase, cancellation or otherwise; and

•	the date on which the ADS Lending Agreements shall terminate in accordance with their terms.

We refer to this period as the “loan availability period.”

The ADS loans under the ADS Lending Agreements will terminate and any borrowed ADSs must be returned to us (i) if the offering of the Notes is not consummated and (ii) at the end of the loan availability period. In addition, (i) each ADS Borrower may terminate all or any portion of their ADS loan under the ADS Lending Agreements at any time and (ii) we may terminate the ADS loan with an ADS Borrower upon a default of that ADS Borrower under the ADS Lending Agreement we have with that ADS Borrower, including certain breaches by the ADS Borrower of its representations and warranties, covenants or agreements under the same ADS Lending Agreement, or the bankruptcy of that ADS Borrower.

If an ADS Borrower is legally prevented from returning borrowed ADSs to us or if it is commercially impracticable or, in certain other circumstances, upon our request, that ADS Borrower may pay us the value of the borrowed ADSs in cash instead of returning the borrowed ADSs.

The ordinary shares underlying the borrowed ADSs that we will issue to the ADS Borrowers will be issued and outstanding for company law purposes, and accordingly, the holders of the borrowed ADSs will have all of the rights of a holder of our outstanding ADSs, including the right, through the ADS depositary, to vote on all matters on which our ADSs holders have a right to vote (except the ADS Borrowers and their respective affiliates have agreed not to vote the borrowed ADSs held by them) and the right, through the ADS depositary, to receive any dividends or other distributions made to ADS holders in respect of any dividend or other distribution that we may pay or make on our outstanding ordinary shares. However, under the ADS Lending Agreements, the ADS Borrowers have agreed to:

•

pay to us an amount equal to any cash dividends or cash distributions that are paid on the borrowed ADSs (net of any fees and expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges); and

•

pay or deliver to us any other dividends or distributions that are paid or made on the borrowed ADSs (other than a dividend or distribution of ADSs and net of any fees and expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges).

Because we may cause the ADS Borrowers at the end of the loan availability period or earlier in certain circumstances to return to us all borrowed ADSs (or identical ADSs), we believe that under U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the borrowed ADSs will nonetheless be issued and outstanding and will be eligible for trading on The Nasdaq Global Market.

The ADS Borrowers are initially offering for sale, pursuant to this prospectus supplement, 6,590,312 of the borrowed ADSs they are entitled to borrow under the ADS Lending Agreements. The ADS Borrowers expect to sell the remaining borrowed ADSs pursuant to this prospectus supplement on a delayed basis in various transactions at any time and from time in amounts to be determined by the ADS Borrowers. We refer to these borrowed ADSs as “supplemental hedge ADSs.” In connection with the sale of these supplemental hedge ADSs, the ADS Borrowers, or their affiliates, may effect such transactions by selling the supplemental hedge ADSs to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the ADS Borrowers, or their affiliates, sell these supplemental hedge ADSs, each ADS Borrower may, in its discretion, purchase a number of our ADSs at least equal to the number of the supplemental hedge ADSs it is selling on the open market to facilitate hedging transactions by investors in the Notes and counterparties to the capped call transactions.

The ADS Borrowers have also agreed under the ADS Lending Agreements that they will not transfer or dispose of any borrowed ADSs, except pursuant to a registration statement that is effective under the Securities Act, other than to an affiliate so long as such affiliate transferee does not transfer or dispose of such borrowed ADSs to any non-affiliated transferee except pursuant to a registration statement that is effective under the Securities Act.

The existence of the Registered ADS Borrow Facility and the sale of the borrowed ADSs under this prospectus supplement could have the effect of causing the market price of our ADSs to be lower over the term of the ADS Lending Agreements than it would have been had we not entered the ADS Lending Agreements. In addition, any purchases of ADSs in connection with the termination of any portion of the ADS Lending Agreements may have the effect of increasing, or preventing a decline in, the market price of our ADSs during or following the loan unwind period. See “Risk Factors—Risks Relating to Our Ordinary Shares and Our ADSs—The effect of the issuance of our ADSs under this prospectus supplement may be to lower the market price of our ADSs.”

TAXATION

Cayman Islands Taxation

The following discussion of certain material Cayman Islands income tax consequences of an investment in our ordinary shares or ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this annual report, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, special Cayman Islands counsel to us.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

The Cayman Islands currently has no income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax applicable to us or to any holder of ADSs or of ordinary shares. Accordingly, any payment of dividends or any other distribution made on the ordinary shares will not be subject to taxation in the Cayman Islands, no Cayman Islands withholding tax will be required on such payments to any shareholder and gains derived from the sale of ordinary shares or ADSs will not be subject to Cayman Islands capital gains tax.

The Company has obtained an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, for a period of 20 years from July 18, 2006, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operation and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of the estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures, or other obligations, or (ii) by way of withholding in whole or in part of a payment of dividend or other distribution of income or capital by us.

People’s Republic of China Taxation

In accordance with the PRC’s Foreign Enterprise Income Tax (“FEIT”) Law and the related implementation rules, foreign-invested enterprises, or FIEs, established in the PRC are generally subject to FEIT at a state tax rate of 30% plus a local tax rate of 3% on PRC taxable income. Our operating subsidiary, JA Hebei, was established as a foreign-invested enterprise in the PRC and is thus subject to PRC enterprise income tax of 33%. The PRC government has provided certain incentives to foreign invested companies in order to encourage foreign investments, including tax exemptions, tax reductions and other measures. Under the FEIT Law and the related implementation rules, FIEs are entitled to be exempted from FEIT for a 2-year period starting from their first profit-making year followed by a 50% reduction of FEIT payable for the subsequent three years, provided that they fall into the category of production-oriented enterprises with an operational period of more than 10 years in China, subject to approval from and modification by local taxation authorities. Specifically, with respect to income generated by assets acquired by JA Hebei during the fiscal years 2005 and 2006, JA Hebei will receive a two-year enterprise income tax exemption for 2006 and 2007, as well as a 50% enterprise income tax reduction for 2008, 2009 and 2010; with respect to income generated by assets newly acquired by JA Hebei during 2007, JA Hebei will receive a two-year enterprise income tax exemption for 2007 and 2008, as well as a 50% enterprise income tax reduction for 2009, 2010 and 2011.

In March 2007, the National People’s Congress of China enacted a new Corporate Income Tax Law, or CIT Law, which became effective on January 1, 2008 and replaced the FEIT Law. The CIT Law imposes a unified income tax rate of 25% on all domestic enterprises and FIEs unless they qualify under certain limited exceptions. The CIT Law provides a 5-year transition period to FIEs, during which they are permitted to continue to enjoy their existing preferential income tax treatment until such treatment expires in accordance with its current terms. In December 2007, the State Council promulgated the Notice on Implementation of Enterprise Income Tax regarding Transition Period Preferential Treatment (the “Transition Period Implementation Rules”). According to such regulations, the CIT Law and the Taxation Period Implementation does not affect the preferential income tax treatment enjoyed by JA Hebei during the transition period. When our currently available tax benefits expire or otherwise become unavailable, the effective income tax rate of JA Hebei will increase significantly, and any increase of JA Hebei’s income tax rate in the future could have a material adverse effect on our financial condition and results of operations.

In accordance with the CIT Law, FIEs which were duly approved before the promulgation of the CIT Law may still enjoy their fixed period tax exemption and reduction preferential treatment after the date of effectiveness of the CIT Law. Such fixed term of tax exemption and reduction preferential treatment for FIEs which have not made profit yet shall be calculated from January 1, 2008. JA Yangzhou was incorporated on September 7, 2006 as an FIE and subsequently acquired by JA BVI on November 19, 2007. It might enjoy a two-year enterprise income tax exemption for 2008 and 2009, as well as a 50% enterprise income tax reduction for 2010, 2011 and 2012 subject to the approval of its competent tax authority. In the event that JA Yangzhou could not obtain such approval, it might not enjoy such enterprise income tax preferential treatment and our profit might be adversely affected.

The CIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation regulations for the CIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. If we are treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us could be exempt from Chinese dividend withholding tax, since such income is exempted under the new CIT Law to a PRC resident recipient.

Under the CIT Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10% is applicable to interest and dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such interest and dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether the interest and dividends we pay with respect to our Notes, ordinary shares or ADSs, or the gain you may realize from the disposition of our Notes (whether through exchange for ADSs upon conversion or otherwise) or transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to PRC tax. It is also unclear whether, if we are considered a PRC “resident enterprise,” holders of our ordinary shares or ADSs might be able to claim the benefit of income tax treaties entered into between China and other countries.

Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax considerations relating to an investment in our ADSs or ordinary shares by U.S. Holders (as defined below) that will hold their ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal

Revenue Code (the “Code”). This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold ADSs or ordinary shares as part of a short sale of our ADSs by which a U.S. holder may hedge its investment in our Notes as contemplated under the Registered ADS Borrow Facility, or otherwise as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created in, or organized under the law of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a holder of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

For United States federal income tax purposes, U.S. Holders of ADSs will be treated as the beneficial owners of the underlying shares represented by the ADSs.

Threshold PFIC Classification Matters

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company” (a “PFIC”), for United States federal income tax purposes, if 75% or more of its gross income consists of certain types of “passive” income or 50% or more of its assets are passive. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles are taken into account.

Based on our current income and assets and our anticipated utilization of the cash received upon the issuance of the Notes, we presently do not believe that we should be classified as a PFIC for the current taxable year. While we do not anticipate becoming a PFIC in future taxable years, the composition of our income and assets will be affected by how, and how quickly, we spend our liquid assets and the cash received upon the issuance of the Notes. We anticipate utilizing a significant portion of the cash received upon the issuance of the Notes for the purchase and construction of manufacturing equipment and facilities, the purchase of and prepayment for raw materials, working capital and other general corporate purposes. Under circumstances where we determine not to deploy significant amounts of cash in respect of the foregoing matters, our risk of becoming classified as a PFIC may substantially increase.

In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current or one or more future taxable years. We believe our valuation approach is reasonable. It is possible, however, that the Internal Revenue Service may challenge the valuation of our goodwill and other unbooked intangibles, which may result in the company being or becoming classified as a PFIC for the current or one or more future taxable years.

Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC and will depend on whether we continue to follow our capital expenditure plans and the continued existence of goodwill. The discussion below is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes, other than as set forth below under “Passive Foreign Investment Company Considerations.”

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on ADSs or ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will be includible in the gross income of a U.S. Holder as dividend income. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. For taxable years beginning before January 1, 2011, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Because the ADSs are traded on the Nasdaq Global Market, they are considered readily tradable on an established securities market in the United States. Our ordinary shares do not presently meet the foregoing conditions required for the 15% tax rate described above. If we are deemed to be a PRC “resident enterprise” under PRC tax law, however, we may be eligible for the benefits of the United States-PRC income tax treaty, see “—People’s Republic of China Taxation,” thereby enabling our ordinary shares to meet the foregoing conditions required for such 15% tax rate. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Sale or Other Disposition of ADSs or Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. If any such gain from the disposition of the ADSs or ordinary shares may be taxed in the PRC, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. See “— People’s Republic of China Taxation.” Each U.S. investor is urged to consult its tax advisor regarding the tax consequences if a foreign withholding tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of a foreign tax credit. The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States company that does not distribute all of its earnings on a current basis. In such event, a U.S. Holder may be subject to tax at ordinary income tax rates on (i) any gain recognized on the sale of ADSs or ordinary shares and (ii) any “excess distribution” paid on ADSs or ordinary shares (generally, a distribution in excess of 125% of the average annual distributions paid by us during the shorter of the three preceding taxable years or the U.S. Holder’s holding period of the ADSs or ordinary shares). In addition, a U.S. Holder may be subject to an interest charge on such gain or excess distribution. Finally, the 15% maximum rate on our dividends would not apply if we are or become classified as a PFIC. Each U.S. Holder is urged to consult its tax advisor regarding the potential tax consequences to such holder if we are or become classified as a PFIC, as well as certain elections that may be available to mitigate such consequences.

UNDERWRITING

The 13,125,520 borrowed ADSs being offered hereby are ADSs that we have agreed pursuant to the ADS Lending Agreements to loan to Lehman Brothers International (Europe) and Credit Suisse International, affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, respectively, which are underwriters of this offering. In this prospectus supplement, we will refer to such underwriters as the ADS Underwriters. We have entered into an underwriting agreement with the ADS Underwriters whereby each ADS Underwriter has agreed to purchase approximately 50% of the number of borrowed ADSs offered hereby. Lehman Brothers Inc.’s address is 745 Seventh Avenue, New York, New York 10019 U.S.A. Credit Suisse Securities (USA) LLC’s address is Eleven Madison Avenue, New York, New York 10010-3629 U.S.A.

The borrowed ADSs may be offered for sale in transactions, including block sales, on The Nasdaq Global Market, in the over-the-counter market, in negotiated transactions or otherwise. 6,590,312 of these borrowed ADSs will be initially offered at $23.00 per ADS, and the remaining borrowed ADSs will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. We cannot assure you that prices at which our ADSs sell in the public market after this offering will not be lower than the offering price.

The Registered ADS Borrow Facility is designed to facilitate privately negotiated transactions or short sales by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparties to the capped call transactions will hedge the capped call transactions. See “Description of the Registered ADS Borrow Facility” and “Description of Capped Call Transactions.” The ADS Underwriters determined the number of our ADSs to be initially offered by soliciting indications of interest from Note investors seeking to establish short positions in our ADS and discussing with these investors the size of their desired short positions. The ADS Underwriters determined the offering price of the approximately 6,590,312 borrowed ADSs initially offered hereby by initially soliciting indications of interest from potential purchasers of our ADSs and conducting customary negotiations with those potential purchasers during the offering period. These potential purchasers of our ADSs may include potential purchasers in the Notes. The initial price for the privately negotiated swap transactions between each ADS Borrower or its affiliate and investors in the Notes by which those investors in the Notes establish their short positions will be the offering price of the borrowed ADSs initially offered hereby. This offering price hereunder may be at a discount to the market price of our ADSs at the time the offering is commenced.

In addition, in connection with facilitating such transactions, the ADS Borrowers or their respective affiliates expect to receive customary negotiated fees from investors in our Notes, which may be deemed to be underwriter’s compensation. The ADS Borrowers and their respective affiliates may engage in such transactions at any time and from time to time during the term of the ADS Lending Agreements in ADS amounts to be determined by the ADS Borrowers and such affiliates.

The ADS Borrowers have advised us that they expect to offer up to approximately 6,535,208 of additional borrowed ADSs on a delayed basis from time to time. We refer to these ADSs as the supplemental hedge ADSs in this prospectus supplement. Following the initial sale of borrowed ADSs pursuant to this offering, the ADS Borrowers, or their respective affiliates, will sell, from time to time the supplemental hedge ADSs in transactions, including block sales, on The Nasdaq Global Market, in the over-the-counter market, in negotiated transactions or otherwise. These supplemental hedge ADSs will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these supplemental hedge ADSs, the ADS Borrowers, or their respective affiliates, may effect such transaction by selling the ADSs to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the forward counterparties and/or from purchasers of ADSs for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the ADS Borrowers, or their respective affiliates, sell these supplemental hedge ADSs, each ADS Borrower or such affiliate may, in its discretion, purchase a number of ADSs on the open market at least equal to number of our ADSs at least equal to the number of the supplemental hedge ADSs it is selling to facilitate hedging transactions by investors in the Notes and counterparties to the capped call transactions. See “Description of the Registered ADS Borrow Facility” and “Concurrent Offering of Senior Convertible Notes” above.

The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of borrowed ADSs offered hereby. Under each ADS Lending Agreement, we will receive a fee of $0.0001 per ADS from the ADS Borrowers. The expenses of this offering of ADSs, which are payable by us, are estimated to be $1.5 million, which is part of the expenses of the offering of the Notes.

Because the ADS Borrowers, affiliates of the ADS Underwriters, are receiving all of the proceeds of this offering of borrowed ADSs, this offering is being conducted in accordance with Rule 2710(h) of Financial Industry Regulatory Authority. Because a bona fide independent market exists for our ADSs, the Financial Industry Regulatory Authority does not require that we use a qualified independent underwriter for this offering.

We have agreed under the underwriting agreement to indemnify the ADS Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute any payments that the ADS Underwriters may be required to make for these liabilities.

Our ADSs are listed on The Nasdaq Global Market under the symbol “JASO.”

We, all of our directors and executive officers and Jinglong BVI have agreed that, subject to certain exceptions, including the issuances pursuant to the exercise of employee share options outstanding on the date hereof, we and they will not, directly or indirectly, (1) offer, sell, issue, contract to sell, pledge or otherwise dispose of, sell or grant options, warrants or rights with respect to, or file with the SEC a registration statement or prospectus supplement under the Securities Act relating to, any of our Notes, ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any of our Notes, ordinary shares or ADSs, (2) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any of our Notes, ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any of our Notes, ordinary shares or ADSs, or (3) publicly disclose the intention to take such actions, without the prior written consent of the ADS Underwriters, for a period commencing on the date of this prospectus supplement and continuing until 90 days after the date of this prospectus supplement. Notwithstanding the foregoing, each of Jinglong Group, our largest shareholder, Mr. Baofang Jin, our chairman of the Board of Directors who controls Jinglong Group, and Huaijin Yang, our chief executive officer, may, and intends to, establish and adopt a stock trading plan pursuant to Rule 10b5-1 under the Exchange Act, shortly after this offering to sell certain of the shares they beneficially own. They have agreed that they will not sell any ordinary shares or ADSs under such plans prior to the expiry of the “lock-up” period.

However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the ADS Underwriters waive, in writing, such an extension.

The ADS Underwriters may engage in over-allotment, stabilizing transactions, covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Over-allotment transactions involve sales in excess of the offering size, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•

In passive market making, market makers in the shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares until the time, if any, at which a stabilization bid is made.

A copy of this prospectus supplement and the accompanying prospectus in electronic format will be made available on websites maintained by the ADS Underwriters.

The ADS Underwriters and their respective affiliates have performed investment banking, commercial banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future. In addition, affiliates of the ADS Underwriters are the counterparties under the capped call transactions, as described below and under “Description of Capped Call Transactions.” and the ADS Underwriters, together with additional underwriters, are the underwriters of the concurrent offering of Notes, as described under “Concurrent Offering of Senior Convertible Notes.”

The Capped Call Transactions

In connection with the concurrent offering of Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon conversion of Notes with counterparties that are affiliates of the underwriters of the offering of Notes. If the underwriters of the Notes exercise their option to purchase additional Notes to the extent they sell more than $350 million aggregate principal amount of Notes, we expect to use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes.

In connection with establishing their initial hedge of these capped call transactions, we have been advised by the counterparties described above (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the ADSs being offered hereby and to purchase ADSs in secondary market transactions shortly after the pricing the ADS being offered hereby. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the ADSs being offered hereby.

In addition, we have been advised by the counterparties described above (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our ADSs or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our ADSs.

Selling Restrictions

Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission (“ASIC”). It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001 (Act) in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our securities may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 as amended, the FIEL), and we will not offer or sell any of our securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and our securities may not be offered or sold, and we will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed and purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable in six months after that corporation or that trust has acquired our securities under Section 275 except (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for transfer; or (iii) by operation of law.

Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the ADS Underwriters; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the borrowed ADSs in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of borrowed ADSs are made. Any resale of the borrowed ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the borrowed ADSs.

Representations of Purchasers

By purchasing borrowed ADSs in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the borrowed ADSs without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•

the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the borrowed ADSs to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the borrowed ADSs, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the borrowed ADSs. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the borrowed ADSs. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the borrowed ADSs were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the borrowed ADSs as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the borrowed ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the borrowed ADSs in their particular circumstances and about the eligibility of the borrowed ADSs for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of our ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers, Dill & Pearman. Legal matters as to Chinese law will be passed upon for us by Tian Yuan Law Firm, Beijing, China and for the underwriters by King & Wood, Beijing, China. Skadden, Arps, Slate, Meagher & Flom may rely upon Conyers, Dill & Pearman, with respect to matters governed by the laws of the Cayman Islands and upon Tian Yuan Law Firm, Beijing, China with respect to matters governed by Chinese law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to JA Solar’s annual report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including relevant exhibits and schedules) on Form F-3 (File No. 333-150824) under the Securities Act with respect to the ADSs offered hereby.

This prospectus supplement and the accompanying prospectus are a part of that registration statement. As allowed by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about JA Solar, you should read the registration statement, its exhibits and schedules, as well as all the other documents incorporated by reference therein and herein, for further information with respect to us and our ADSs. Information regarding the contents of contracts or other documents described in this prospectus supplement is not necessarily complete and you should refer to the actual contracts and documents filed as exhibits to the registration statement for more detailed and complete information.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. The registration statement, reports and other information so filed can be inspected and copied at the public reference facility maintained by the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings, including the registration statement and other information may also be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

Our SEC filings are also available to the public on the SEC’s Internet Web site at http://www.sec.gov.

PROSPECTUS

JA Solar Holdings Co., Ltd.

American Depositary Shares

Debt Securities

JA Solar Holdings Co., Ltd., or JA Solar, from time to time, may offer to sell American Depositary Shares, or ADSs, and debt securities. As of the date of this prospectus, each ADS represents one ordinary share, par value US$0.0001 per share. The debt securities may be convertible into or exercisable or exchangeable for our ordinary shares or ADSs. Our ADSs are listed on the NASDAQ Global Market, and trade under the ticker symbol “JASO.”

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered and the offering will be described in a supplement to this prospectus each time we sell securities under this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our securities may be offered directly, through agents designated from time to time by us or to or through underwriters or dealers, on a continuous or delayed basis. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Before you invest in our securities, you should carefully read and consider the risk factors included this prospectus, in our periodic reports and other information that we file with the Securities and Exchange Commission and incorporate by reference in this prospectus and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 12, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process, relating to ADSs and debt securities described in this prospectus. Under this shelf registration process, we may sell an unlimited amount of any combination of the securities described in this prospectus from time to time and in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, when we use the terms “JA Solar,” the “Company,” “we,” “us” or “our,” we mean JA Solar Holding Co., Ltd. and its subsidiaries, on a consolidated basis, unless otherwise indicated or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, NE, Washington, DC 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You can obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains annual reports and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus, which means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. These documents contain important information about JA Solar and are an important part of this prospectus. We incorporate by reference in this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2007 filed on May 9, 2008 (including any information incorporated by reference therein).

In addition, all subsequent annual reports on Form 20-F that we file pursuant to the Exchange Act and all other documents that we file pursuant to the Exchange Act which state that they are to be made a part of this registration statement until we sell all of the securities offered by this prospectus are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in those Forms 6-K that they are being incorporated by reference into this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2007 filed on May 9, 2008, contains a description of our business and audited consolidated financial statements with reports by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in the applicable prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement that is so modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by calling us at (86) 21-6095-5999 or writing to us at the following address: Jinglong Group Industrial Park, Jinglong Street, Ningjin, Hebei Province 055550, the People’s Republic of China.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk factors” included or incorporated by reference in this prospectus which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the worldwide demand for electricity and the market for solar energy;

•	our beliefs regarding the effects of environmental regulation, lack of infrastructure reliability and long-term fossil fuel supply constraints;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the worldwide demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental support for the deployment of solar energy;

•	our beliefs regarding the acceleration of the adoption of solar technologies;

•	our expectations with respect to advancements in our technologies, including commercialization of the Pluto and thin film technologies;

•	our beliefs regarding the competitiveness of our PV products;

•	our expectations regarding the expansion of our manufacturing capacity;

•	our expectations with respect to increased revenue growth and profitability resulting from increases in our production volumes;

•

our expectations with respect to our ability to secure raw materials in the future in sufficient quantities and at commercially reasonable prices to support our targeted production output and capacity expansion;

•	our goal to continue to improve the conversion efficiency rates of our PV cells while reducing manufacturing costs;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of PV products, conventional energy suppliers and non-solar renewable energy providers.

This prospectus also contains or incorporates data related to the solar power market worldwide and in China. These market data include projections that are based on a number of assumptions. The solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs or the value of our other securities. In addition, the rapidly changing nature of the solar power market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may be materially different from the projections based on these assumptions. Therefore, you should not rely upon forward-looking statements as predictions of future events.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

We were incorporated in May 2005 and commenced commercial operations in April 2006. We believe we are one of the leading manufacturers of high-performance solar cells based in China as measured by solar cell production in 2007.

We are focused on solar cell design and manufacturing, a stage in the solar power industry value chain that we believe has a significant amount of technology value added which results in higher profit potential and higher barriers to entry. We design, manufacture and market high-performance solar cells, which are made from specially processed silicon wafers. We sell our products to solar module manufacturers who assemble and integrate our solar cells into modules and systems and convert sunlight into electricity through a process known as the photovoltaic effect. Solar cells are the key components of solar modules. Solar modules and systems that incorporate our products are distributed globally, including to end-customers in China, Germany, South Korea, Spain, Sweden and the United States.

With our experienced technical and production teams, we reached full production capacity on our first manufacturing line in July 2006. We have since added additional manufacturing lines and are building new lines which we expect will, upon their expected completion, significantly increase our yearly production capacity. In aggregate, we expect our production capacity to reach 500 MW per annum by the end of 2008. We are also building a new research and development center in Yangzhou, China.

Access to supplies of silicon wafers, the most important raw material for manufacturing solar cells, is crucial to the success of solar cell manufacturers, including us. We have entered into long term wafer supply contracts with, among others, Jinglong Industry and Commerce Group Co., Ltd., which is owned by the shareholders of our largest shareholder, Jinglong Group Co., Ltd., as well as M.SETEK Co., Ltd, or M.SETEK, Jiangsu Shunda Semiconductor Development Co., Ltd., ReneSola Ltd. and Jiangsu Zhongneng Silicon Technology Development Co., Ltd., a subsidiary of GCL Silicon Technology Holdings Ltd. To further mitigate the industry-wide shortage of polysilicon, we have also entered into a 12-month polysilicon supply agreement with M.SETEK, under which polysilicon deliveries to us began in January 2008. In addition, to protect against supply shortfalls due to delays or failures by our suppliers to deliver amounts specified under these contracts, we actively engage in discussions with other potential suppliers to secure additional supplies of silicon wafers and/or polysilicon materials.

We are a publicly traded Cayman Islands company. Our ADSs representing our ordinary shares are listed on the NASDAQ Global Market under the symbol “JASO.” Our headquarters and principal executive offices are located at Jinglong Group Industrial Park, Jinglong Street, Ningjin, Hebei Province 055550, the People’s Republic of China. Our telephone number at this address is (86) 319-580-0760 and our website address is http://www.jasolar.com. Information contained in or linked to from our website does not constitute part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 20-F, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

Unless otherwise described in an applicable prospectus supplement, we intend to use the net proceeds from any sale of securities under this prospectus for general corporate purposes, including working capital, capital expenditures and acquisitions of or investments in business or assets.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges. For this purpose, fixed charges consist of interest costs both expensed and capitalized, one third of our rental expenses relating to operating leases, and the amount of pre-tax earnings required to cover our preferred stock accretion. Earnings consists of the following: pre-tax income from continuing operations before adjustment for minority interests or income or loss from equity investees, plus fixed charges and amortization of capitalized interest, less any capitalized interest and the amount of pre-tax earnings required to cover our preferred stock accretion.

	Period from May 18, 2005 through December 31, 2005		Year ended December 31,		Three months ended March 31, 2008
			2006	2007
Ratio of earnings to fixed charges	Note	(a)	15.4	34.1	73.4

(a)	Due to our loss in 2005, the coverage ratio was less than 1:1. Additional earnings of RMB 3.1 million would have been necessary to achieve a coverage ratio of 1:1.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association and the Companies Law (2007 Revision) of the Cayman Islands, which is referred to below as the Companies Law. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies, does not have to make its register of shareholders open to inspection and may obtain an undertaking against the imposition of any future taxation.

Our authorized share capital consists of 500,000,000 shares, par value $0.0001 per share. As of the date of this prospectus, 154,355,500 ordinary shares were outstanding.

The following are summaries of material terms and provisions of our third amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ADSs and ordinary shares. This summary is not complete, and you should read our memorandum and articles of association, which has been filed as an exhibit to our registration statement on Form F-1 relating to this offering. For information on how to obtain copies of our third amended and restated memorandum and articles of association, see “Where You Can Find More Information.”

Meetings

Subject to our third amended and restated articles of association, an annual general meeting and any extraordinary general meeting will be called by not less than ten clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders.

A meeting may be called by shorter notice than that mentioned above, but, subject to our articles of association, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders (or their proxies) entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95.0% in nominal value of the ordinary shares giving that right.

No business other than the appointment of a chairman of the meeting may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman of the meeting. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders’ meetings.

Two of our members present in person or by proxy or corporate representative representing not less than one third in nominal value of our total issued voting shares shall be a quorum. A corporation being a shareholder shall be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “Modification of Rights” below.

Voting Rights Attaching to the Shares

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or at least three shareholders present in person or by proxy holding at least 10.0% in par value of the shares giving a right to attend and vote at the meeting.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Holders of our ordinary shares may by ordinary resolution, among other things, elect directors, and make alterations of capital. See “—Alteration of Capital.” A special resolution is required for matters such as a change of name. See “—Modification of Rights.”

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting.

If a recognized clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware General Corporation Law where cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under either Cayman Islands law or our memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, if we shall be wound up the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for that purpose, value any assets as the liquidator deems fair upon any asset and determine how the division shall be carried out as between our shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest any part of such assets in trustees upon such trusts for the benefit of our shareholders as the liquidator, with the like sanction, shall think fit, but so that no contributory shall be compelled to accept any shares or other property upon which there is a liability. If we shall be wound up, and the assets available for distribution among our shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if winding up the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Modification of Rights

Except with respect to share capital (as described below) and the location of the registered office, alterations to our memorandum and articles of association or to our name may only be made by special resolution of no less than two-thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law, all or any of the special rights attached to any class, unless otherwise provided for by the terms of issue of the shares of that class, may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply mutatis mutandis to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting shall be a person or persons together holding, or represented by proxy, on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•

without prejudice to powers granted to us regarding issuing of shares, divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by us in general meeting, as our directors may determine;

•

subdivide our shares or any of them into shares of smaller amount than that fixed by our memorandum of association and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as we have power to attach to unissued or new shares; and

•

cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve fund in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve.

Our board of directors may, in its absolute discretion, decline to register any transfer of any share without assigning any reasons therefor.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Share Repurchase

We are empowered by the Companies Law and our articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq Global Market, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law and our articles of association, in general meeting we may declare dividends in any currency, but no dividends shall exceed the amount recommended by our board of directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, with respect to any shares not fully paid throughout the period in respect of which the dividend is paid, all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For these purposes no amount paid up on a share in advance of calls shall be treated as paid up on the share.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to our directors to be justified by our profits. Our directors may also pay dividends semi-annually or at other intervals to be selected by them at a fixed rate if they are of the opinion that the profits available for distribution justify the payment. The board may also declare and pay special dividends as they think fit.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which we have a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. Our board of directors may also deduct from any dividend or other monies payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls, installments or otherwise.

No dividend shall carry interest against us.

Whenever our board of directors or we in general meeting have resolved that a dividend be paid or declared on our share capital, the board of directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on the basis that the shares so allotted are to be of the same class as the class already held by the allottee, provided that those of our shareholders entitled thereto will be entitled to elect to receive such dividend, or part thereof, in cash in lieu of such allotment; or (b) that those of our shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit on the basis that the shares so allotted are to be of the same class as the class already held by the allottee. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of anyone particular dividend that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to a holder of shares may be paid by check or warrant sent through the post addressed to the registered address of our shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every check or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement there on has been forged.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited by the board of directors and shall revert to us.

Our board of directors may, with the sanction of the shareholders in general meeting, direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to our benefit, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors.

Untraceable Shareholders

We are entitled to sell any shares of our shareholder who is untraceable, provided that:

•	all checks or warrants, not being less than three in total number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years;

•

we have not during that time or before the expiry of the three-month period referred to in the last bullet under this section received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•

upon expiration of the 12-year period, we have caused an advertisement to be published in newspapers, giving notice of its intention to sell these shares, and a period of three months or such shorter period has elapsed since the date of such advertisement.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Board of Directors

We are managed by a board of directors which currently consists of eight members. Our articles of association provide that the board of directors shall consist of not less than two directors. The Chairman of our board has a casting vote in the event of a deadlock.

Our shareholders may by ordinary resolution at any time remove any director before the expiration of his period of office notwithstanding anything in our articles of association or in any agreement between us and such director, and may by ordinary resolution elect another person in his stead. Subject to our articles of association, the directors will have power at any time and from time to time to appoint any person to be a director, either as an addition to the existing directors or to fill a casual vacancy, but so that the total number of directors (exclusive of alternate directors) must not at any time exceed the maximum number fixed in our articles of association.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened at any time deemed necessary by any members of our board of directors.

A meeting of our board of directors will be competent to make lawful and binding decisions if any two members of our board of directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or arrangement with us in which he is directly or indirectly interested, provided, such director must declare the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which we may subsequently make.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

The remuneration to be paid to the directors shall be such remuneration as the directors shall determine. Under our articles of association, the directors shall also be entitled to be paid their traveling, hotel and other expenses reasonably incurred by them in, attending meetings of the directors, or any committee of the directors, or general meetings of the company, or otherwise in connection with the discharge of his duties as director.

Issuance of Additional Ordinary Shares or Preferred Shares

Our articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our articles of association authorizes our board of directors from time to time the issuance of one or more classes or series of ordinary or preferred shares and to determine the terms and rights of that class or series to the extent permitted by the Companies Law, including, amongst other things:

•	the designation of such class or series;

•	the number of shares of such class or series;

•	the dividend rights, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue such class or series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. We have no immediate plans to issue any preferred shares.

Issuance of preferred shares may dilute the voting power of holders of ordinary shares. Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

The listing maintenance requirements of the Nasdaq Global Market, which apply so long as our ADSs are quoted on that market, require shareholder approval of certain issuances of our securities equal to or exceeding 20% of the then outstanding voting power of all our securities or the then outstanding number of our ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Differences in Corporate Law

The Companies Law distinguishes between ordinary resident companies and exempted companies, and we are an exempted company with limited liability under the Companies Law. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The responsibilities of an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value, negotiable or bearer shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant provisions of the Companies Law applicable to us.

Duties of Directors

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Interested Directors

There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor will render such director liable to such company for any profit realized pursuant to such transaction.

Voting Rights and Quorum Requirements

Under Cayman Islands law, the voting rights of shareholders are regulated by the company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under Cayman Islands law, certain matters must be approved by a special resolution which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote; otherwise, unless the articles of association otherwise provide, the majority is usually a simple majority of votes cast.

Mergers and Similar Arrangements

Cayman Islands law does not provide for mergers as that expression is understood under Delaware General Corporation Law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in-person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is one that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Under Delaware General Corporation law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Delaware law expressly authorizes stockholder derivative suits on the condition that the stockholder held the stock at the time of the transaction of which the stockholder complains, or the stocks of such stockholder was thereafter devolved upon him or her by operation of law. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A plaintiff instituting a derivative suit is required to serve a demand on the corporation before bringing suit, unless such demand would be futile.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the Nasdaq Global Market, Inc. or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for the indemnification of our directors, auditors and other officers against all losses or liabilities incurred or sustained by him or her as a director, auditor or other officer of our company in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons; and with respect to any criminal action, he or she must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Shareholder Proposals

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting.

Approval of Corporate Matters by Written Consent

The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association. In comparison, under Delaware General Corporation Law special meetings may be called by the board of directors or any other person authorized to do so in the governing documents but shareholders may be precluded from calling special meetings.

Calling of Special Shareholders Meetings

The Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Staggered Board of Directors

The Companies Law does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association.

Issuance of Preferred Shares

The Companies Law allows shares to be, issued with preferred, deferred or other special rights, whether in regard to dividends, voting, return of share capital or otherwise. Our articles of association provide that the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, in one or more series, whether with regard to dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences or otherwise and to such persons, at such times and on such other terms as they think proper.

Anti-takeover Provisions

The Companies Law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred stock, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals.

Registration Rights

Set forth below is a description of the registration rights we granted to our Series A preference shareholders, all of whose Series A preference shares were converted into ordinary shares upon the completion of our initial public offering in February 2007, pursuant to our Shareholders Agreement dated August 21, 2006.

Demand Registration Rights.    At any time after six months following the closing of our initial public offering, but before the fifth anniversary of a qualified public offering, holders of at least 50% of registrable securities have the right to demand that we file a registration statement covering the offer and sale of their securities. We, however, are not obligated to effect a demand registration if we have already twice, within the 12 month period preceding the date of such demand, effected a registration under the Securities Act or in which the holders had an opportunity to participate through exercising their piggyback registration rights, other than a registration from which the registrable securities of the holders have been excluded.

Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities (other than relating to the exercise of demand registration rights, pursuant to an F-3 registration statement, or relating to any employee benefit plan, corporate reorganization, exchange offer or offering of securities to our existing shareholders), then we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities.

Form F-3 Registration Rights.    When we are eligible for use of Form F-3, holders of a majority of all registrable securities then outstanding have the right to request that we file a registration statement on Form F-3. We may defer filing of a registration statement on Form F-3 for up to 120 days if we provide the requesting holders a certificate signed by our chief executive officer stating that in the good faith judgment of the board of directors that filing such a registration statement will be materially detrimental to us and our shareholders. We, however, are not obligated to effect a registration on Form F-3 if (i) Form F-3 is not available for such offering by the holders; (ii) if the holders, together with the holders of any other securities of the company entitled to inclusion in such registration, propose to sell registrable securities and such other securities (if any) at an aggregate price to the public of less than US$5 million; or (iii) we have twice, within the 12 month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the registrable securities of holders have been excluded (with respect to all or any portion of the registrable securities of the holders requested to be included in such registration).

Expenses of Registration.    We will pay all registration expenses incurred in connection with any registration. Each holder participating in a registration will bear such holder’s proportionate share of all selling expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the holders. We will not pay any expenses of any registration proceeding begun pursuant to the exercise of demand registration rights if the registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities to be registered, unless the holders of a majority of the registrable securities then outstanding agree that such registration constitutes the use by the holders of one demand registration. However, holders will not be required to pay any expenses and such registration will not constitute the use of a demand registration if at the time of such withdrawal, the holders have learned of a material adverse change in the condition, business or prospects of the company not known to the holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York, as depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent one ordinary share (or a right to receive one ordinary share) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents see “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Shares your ADSs represent.

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Cash.    The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares.    The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

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Rights to purchase additional shares.    If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

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Other Distributions.    The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of deposited shares your ADSs represent.

The depositary will notify you of shareholder meetings and arrange to deliver our voting materials to you if we ask it to. Those materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of the Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we will try to give the Depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•        Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•        Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.02 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

US$0.02 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

• converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The Bank of New York, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•        Change the nominal or par value of our shares

•        Reclassify, split up or consolidate any of the deposited securities

•        Distribute securities on the shares that are not distributed to you

•         Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 60 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders then outstanding if at any time 30 days shall have expired after the depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the American Depositary Shares. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the Depository Trust Company. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary.

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities convertible to equity. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered hereby may be secured or unsecured, and may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. The indenture will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under an indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the terms of the debt securities, including the following:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

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the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest and the right, if any, to extend the maturity of the debt securities, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

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the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

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any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our ordinary shares. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of ordinary shares or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement. Neither the trustee nor the conversion agent shall have any duty to verify calculations respecting conversions. All such calculations shall be performed by us and our agents. Neither the trustee nor the conversion agent shall have any liability for not verifying our calculations and shall be entitled to rely upon them.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to that of the United States and these securities laws provide significantly less protection to investors; and

•	the Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers, Dill & Pearman, our special legal counsel as to the laws of the Cayman Islands, and Tian Yuan Law Firm, our counsel as to Chinese law, have advised us respectively that there is uncertainty as to whether the courts of the Cayman Islands or China respectively would:

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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

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entertain original actions brought in the Cayman Islands or China respectively against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers, Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable, other than a sum payable in respect of multiple damages, taxes, or other charges of a like nature or in respect of a fine or other penalty, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravene the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Tian Yuan Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments based either on treaties between China and the country where the judgment is rendered or on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

PLAN OF DISTRIBUTION

We may sell debt securities and ADSs being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless otherwise specified in an applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our ADSs, representing our ordinary shares, which is listed on the Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom. The validity of our ordinary shares represented by the ADSs will be passed upon for us by Conyers, Dill & Pearman. Legal matters as to Chinese law will be passed upon for us by Tian Yuan Law Firm, Beijing, China. Skadden, Arps, Slate, Meagher & Flom may rely upon Conyers, Dill & Pearman, with respect to matters governed by the laws of the Cayman Islands and upon Tian Yuan Law Firm, Beijing, China with respect to matters governed by Chinese law. If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to JA Solar’s annual report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

13,125,520 American Depositary Shares

JA Solar Holdings Co., Ltd.

(Incorporated in the Cayman Islands with limited liability)

Representing 13,125,520 Ordinary Shares

PROSPECTUS SUPPLEMENT

May 13, 2008

Joint Book-Running Managers

LEHMAN BROTHERS

CREDIT SUISSE